(NASDAQ: OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 14, 2021
(630) 906-5484

Old Second Bancorp, Inc. Announces Receipt of Regulatory Approvals

to Complete its Merger Transaction with West Suburban Bancorp, Inc.

Aurora, IL, October 14, 2021 - Aurora, IL-based Old Second Bancorp, Inc. (“Old Second”, NASDAQ: OSBC), the holding company for Old Second National Bank, announced today that it has received the bank regulatory approvals required to complete its previously announced merger with  Lombard, IL-based West Suburban Bancorp, Inc. (“West Suburban”), and its wholly-owned subsidiary, West Suburban Bank.

Subject to Old Second stockholder approval and West Suburban shareholder approval, as well as the satisfaction of customary closing conditions, Old Second anticipates closing the transaction in early December 2021.

Old Second operates 29 full-service banking branches primarily in the Kane, Cook, DeKalb, DuPage, Kendall, LaSalle and Will counties, and West Suburban operates 35 full service banking branches, primarily in the DuPage, Kane, Kendall, and Will counties.

“We are extremely pleased to have received the bank regulatory approvals required to complete the proposed merger with West Suburban, which represents a significant milestone towards closing the transaction,” commented James Eccher, President and Chief Executive Officer of Old Second. “As we previously announced, we believe the combination of our two banks will significantly enhance our financial strength, our competitive position in the Chicago metropolitan market, and our ability to invest in building the best combined bank to serve our customers and communities. Given our overlapping core values and our complementary product and service offerings, we believe this merger will create a strong institution that is well-positioned to grow, which will benefit the stockholders of both Old Second and West Suburban.”

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction between Old Second and West Suburban. In connection with the proposed merger, on October 1, 2021, Old Second filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (Registration Statement No. 333-259964) that includes the Joint Proxy Statement of Old Second and West Suburban and a Prospectus of Old Second, as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to Old Second stockholders and West Suburban shareholders.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT

DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Old Second, may be obtained at the SEC’s Internet site (http://www.sec.gov). You can also obtain these documents, free of charge, from Old Second by accessing Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings” or by directing a request to Old Second Stockholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, by calling 630-906-2303 or by sending an e-mail to scantrell@oldsecond.com.

Participants in the Solicitation

Old Second and West Suburban and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Old Second’s stockholders and West Suburban’s shareholders in connection with the proposed merger. Information regarding Old Second’s directors and executive officers is contained in Old Second’s definitive proxy statement on Schedule 14A, dated April 16, 2021 and in certain of its Current Reports on Form 8-K, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger. Free copies of these documents may be obtained as described in the preceding paragraph.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old Second with respect to the timing of the closing of the transaction and the strategic and financial benefits of the merger.  Words such as “believe,” “may,” “anticipates,” “plan,” “expect,” “assume,” “approximately,” “continue,” “should,” “could,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

●	the failure of either company to obtain stockholder or shareholder approval, the satisfaction of conditions to any regulatory approval, including the expiration of applicable waiting periods, or the failure of either company to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
●	the occurrence of any event, change or other circumstances that causes the bank regulatory agencies to revoke their approvals of the transaction or otherwise impose conditions on such approvals that could adversely affect the combined company or the benefits of the transaction;

●	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second and West Suburban do business, or as a result of other unexpected factors or events;
●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management’s attention from ongoing business operations and opportunities;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
●	the outcome of any legal proceedings that may be instituted against Old Second or West Suburban;
●	the integration of the businesses and operations of Old Second and West Suburban, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s and West Suburban’s existing businesses;
●	business disruptions following the merger; and
●	other factors that may affect future results of Old Second and West Suburban including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions, including due to the COVID-19 pandemic; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Old Second disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.  Additional factors that could cause results to differ materially from those described above can be found in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2020, Old Second’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021 and the Registration Statement that includes the Joint Proxy Statement/Prospectus regarding the merger, each of which is on file with the SEC and available on Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings,” and in other documents Old Second files with the SEC.